PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
Alombardi@pdi-inc.com	Mcarey@RxIR.com

PDI Reports 2012 First Quarter Financial Results

Management to Host Conference Call Tomorrow,
May 15, 2012 at 8:30AM ET

Parsippany, N.J., May 14, 2012 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the first quarter ended March 31, 2012. Summary financial and operating highlights include:

•	First quarter 2012 operating loss from continuing operations of $0.2 million improved 84% compared to the first quarter of 2011.

•	First quarter 2012 adjusted EBITDA was $0.7 million, compared to $0.1 million in the same period of 2011.

•	Announced new and renewal contracts totaling $16 million in revenues, approximately $13 million of which is expected to be recognized during 2012.

Condensed Summary Statements of Continuing Operations

	1st Quarter Ended
	March 31,*
	2012	2011
Revenue, net	$31.7	$44.3

Gross profit	7.4	8.2

Operating expenses:
Compensation expense	4.6	5.3
Other SG&A	3.0	4.3
Total operating expenses	7.6	9.6

Operating loss	$(0.2)	$(1.4)

Other expense, net	—	(0.1)
Provision (benefit) for income tax	0.1	(1.0)
Loss from continuing operations	$(0.3)	$(0.4)
Diluted loss per share from continuing
operations	$(0.02)	$(0.03)
*Unaudited

CEO Comments

“While first quarter 2012 revenues were below those of the same period in 2011, due primarily to the anticipated expiration of certain contracts, gross profit margins improved from 18% in 2011 to 23% in 2012, and expenses were reduced significantly due to continued cost control measures,” stated Nancy Lurker, PDI's chief executive officer. “On the revenue front, we are pleased to note that, during the quarter, we began to see tangible conversion of our pipeline opportunities. This was reflected in our recent announcement of the signing of several new and renewal contracts. Together, these contracts are expected to generate total revenues of $16 million over the life of the contracts, and approximately $13 million in 2012. These business wins cover a range of promotional and communications agreements under which PDI will variously provide promotional and support services through the company's established relationship team, dedicated sales teams, clinical educators, and/or talent acquisition and training services. These latest contract wins and renewals are indicative of PDI's strong market position and reflect an upswing in market activity and momentum. Our new business pipeline remains robust and we are confident we will win additional contracts moving forward.

“Looking ahead, we are optimistic about our potential for growth and expect 2012 to be a year of continued execution on all fronts. The initiatives we have put into place have put the company on solid footing to achieve long-term profitability. As such, we remain highly focused on cost containment efforts, which have allowed us to drive down our cost basis, and improve our gross margin during the first quarter of this year. Additionally, as noted above, our core business and pipeline are strong, which we anticipate will lead to additional key contract wins and renewals over the remainder of the year. Meanwhile, we also continue to see interest and growth opportunities for Interpace BioPharma, which offers full product commercialization services. As such, we are committed to executing on our accelerated growth strategy for this important business unit.

“Finally, as previously announced, Frank Ryan, who has been on our Board for close to 10 years, will be retiring effective May 28. I would like to thank Frank for his many years of valuable service and important contributions to PDI.”

Business Review - Continuing Operations

Revenue- For the first quarter of 2012, revenue of $31.7 million was 28% lower than the first quarter of 2011. The overall decrease is primarily attributable to lower Sales Services revenue.

•
Sales Services segment revenue for the first quarter of 2012 of $23.4 million was 45% lower than the first quarter of 2011. This decrease was primarily due to new contract wins being more than offset by certain contracts renewing for smaller amounts and the anticipated expiration of certain other contracts.

•	Marketing Services segment revenue for the first quarter of 2012 of $3.1 million was 57% higher than the first quarter of 2011. This increase was primarily due to higher Group DCA revenue.

•
Product Commercialization Services segment revenue for the first quarter of 2012 was $5.2 million from the fee-for-service arrangement in the Interpace BioPharma business unit, launched late in the second quarter of 2011. There was no revenue in the first quarter of 2011, as there were no ongoing product commercialization activities during that period.

Gross Profit- For the first quarter of 2012, gross profit of $7.4 million was 10% lower than the first quarter of 2011. At the same time, the gross profit percentage increased to 23% in 2012 from 18% in 2011. The overall decrease in gross profit dollars was driven by the decrease in Sales Services revenue. The overall increase in gross profit percentage was primarily driven by improved gross profit in Group DCA.

•	Sales Services segment gross profit for the first quarter of 2012 of $5.0 million was 44% lower than the first quarter of 2011. This decrease was primarily the result of lower revenue.

•
Marketing Services segment gross profit for the first quarter of 2012 of $1.2 million was higher when compared to 2011 as a result of increased revenue and improved margins at Group DCA. The segment's negative $0.6 million gross margin for the first quarter of 2011 was attributable in large part to the impact of acquisition accounting.

•
Product Commercialization Services segment gross profit for the first quarter of 2012 was $1.2 million. There was no gross profit in the first quarter of 2011, as there were no ongoing product commercialization activities during that period.

Total Operating Expenses- For the first quarter of 2012, total operating expenses were $7.6 million, $2.0 million lower than the first quarter of 2011, a decrease of 21%.

The decrease is attributable to a reduction in professional service and information technology costs as well as a significant reduction in costs at Group DCA due to the post acquisition right-sizing of that business.

Operating Loss- For the first quarter of 2012 the reported operating loss from continuing operations was $0.2 million, an improvement of approximately $1.2 million when compared to the operating loss of $1.4 million in the first quarter of 2011. This decrease in the operating loss can be attributed to the improved financial results at Group DCA, the addition of the product commercialization contract for the first quarter of 2012 and the reduction in total operating expenses.

Liquidity and Cash Flow- Cash and cash equivalents as of March 31, 2012 were $61.9 million, down $2.5 million from year end.

•
The company had net cash used in operations of $2.4 million for the first quarter of 2012. This decrease in cash is primarily attributable to the payments of severance and close-out costs associated with the sale of the Pharmakon business unit in December, 2011 as well as the right-sizing of the Group DCA unit.

•	As of March 31, 2012, the company's cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Non-GAAP Financial Measures
In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of its performance. These non-GAAP financial measures are related to the impact of the Group DCA operating results. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company's ongoing business and operating performance. The company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company's financial results in the way that management views financial results.

Adjusted EBITDA is a metric used by management to measure liquidity. Adjusted EBITDA is defined as operating income (loss), plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses.

Conference Call

As previously announced, PDI will hold a conference call tomorrow, Tuesday, May 15, 2012 to discuss financial and operational results of the first quarter ended March 31, 2012 as follows:

Time: 8:30 AM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203
Conference ID#: 72367450

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through May 19, 2012 at (800) 585-8367 (U.S. and Canada) or (404) 537-3406. The replay pass code is 72367450. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2011, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011

Revenue, net	$31,677	$44,302
Cost of services	24,311	36,139
Gross profit	7,366	8,163

Compensation expense	4,582	5,277
Other selling, general and administrative expenses	3,005	4,275
Total operating expenses	7,587	9,552
Operating loss	(221)	(1,389)
Other expense, net	(1)	(65)
Loss from continuing operations before
income tax	(222)	(1,454)
Provision (benefit) for income tax	81	(1,043)
Loss from continuing operations	(303)	(411)
Income (loss) from discontinued operations, net of tax	31	(139)

Net loss	$(272)	$(550)

Basic and diluted loss per share of common stock:
From continuing operations	$(0.02)	$(0.03)
From discontinued operations	—	(0.01)
Net loss per basic and diluted share of common stock	$(0.02)	$(0.04)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,536	14,469
Diluted	14,536	14,469

Segment Data (Unaudited)
($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services*	Consolidated
Three months ended March 31, 2012:
Revenue, net	$23,369	$3,063	$5,245	$31,677
Gross profit	$4,953	$1,235	$1,178	$7,366
Gross profit %	21.2%	40.3%	22.5%	23.3%

Three months ended March 31, 2011:
Revenue, net	$42,355	$1,947	$—	$44,302
Gross profit	$8,777	$(614)	$—	$8,163
Gross profit %	20.7%	(31.5)%	—	18.4%

* Product Commercialization (PC) Services

Selected Balance Sheet Data (Unaudited)
($ in thousands)

	March 31,	December 31,
	2012	2011

Cash and cash equivalents	$61,872	$64,337

Total current assets	$76,450	$80,360
Total current liabilities	42,162	46,078
Working capital	$34,288	$34,282

Total assets	$108,935	$113,379
Total liabilities	$49,365	$53,856
Total stockholders' equity	$59,570	$59,523

Selected Cash Flow Data (Unaudited)
($ in thousands)

	March 31,
	2012	2011

Net loss	$(272)	$(550)
Non-cash items:
Depreciation and amortization	501	785
Stock-based compensation	429	727
Other	35	107
Net change in assets and liabilities	(3,043)	686
Net cash (used in) provided by operations	$(2,350)	$1,755

Change in cash and cash equivalents	$(2,465)	$1,618